UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 11, 2016 (February 12, 2016)

CSA HOLDINGS INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-55550	68-0683334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4704 Harlan Street, Suite 520

Denver, CO 80212

(Address of Principal Executive Offices) (Zip Code)

(720) 536-5824

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 5, 2016, CSA Holdings Inc. (the "Company") entered into an amended and restated settlement agreement ("Settlement Agreement") with Daniel Williams. The settlement agreement provided for a cash payment of $575,000 to the Company to settle a dispute related to an IRS administrative action against the Company and Mr. Williams for federal taxes owed by the Company. The cash paid to Company will go to satisfy the IRS administrative action at a cost of approximately $300,000 plus undetermined interest and penalties. The remaining cash will be used by the Company for working capital purposes. The Company and Mr. Williams also agreed to a mutual release of claims subject to the following events occurring: (1) Mr. Williams making the $575,000 payment, (2) resignation of Mr. Williams from all position of the Company and its wholly-owned subsidiary – CSA, LLC, as CEO, President and Chairman of the Board or Manager, as the case may be, (3) repayment of certain loans previously made to the Company and (4) dismissal of the IRS administrative action.

A copy of the Settlement Agreement is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference. The foregoing summary of the terms of the Amendment is qualified in its entirety by reference to Exhibit 2.2.

Item 5.01 Changes in Control of Registrant.

On August 5, 2016, three purchasers ("Purchasers"), entered into stock purchase agreements to acquire an aggregate of 50,000,000 shares of restricted common stock of the Company ("Shares") owned by Daniel Williams for an aggregate purchase price of $700,000. The Purchasers consisted of (1) Emil Assentato who purchased 43,571,429 of the Shares, (2) Silvestro Spilabotte, Jr. who purchased 2,142,857 of the Shares, and (3) 15E 30 West Street, LLC who purchased 4,285,714 of the Shares. The source of the funds for the consideration paid by Purchasers was personal funds with respect to Mr. Assentato and Mr. Spilabotte, Jr. and equity contributions from investors in 15E 30 West Street, LLC. Upon purchase of the Shares, Purchasers will beneficially own 50.19% of the voting securities of the Company as of August 5, 2016.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with entry into the Settlement Agreement, Mr. Williams resigned as the Company's Chief Executive Officer, President and Chairman of the Board effective as of the April 18, 2016.

On February 12, 2016, the Board elected Jim Willett as a third member of the Board. Mr. Willett is a graduate of the University of Washington and served in the United States Navy from 1974-1982. Subsequent to his service, he worked for Merrill Lynch from 1982-1987. Since 1987, Mr. Willett has been a business owner acting most recently as the majority owner and Chief Executive Officer of The Yakima Company, a waste recycling company servicing southern California, including the City of Los Angeles. Mr. Willett retired from The Yakima Company in 2003. Mr. Willett is currently a party to Chapter 11 bankruptcy proceedings.

In addition, on August 9, 2016, the Board of Directors of the Company appointed Thomas Sciliano to the interim positions of President and Secretary of the Company until either the Company finds a replacement or Mr. Siciliano is permanently appointed to such positions. At this time, Mr. Siciliano will not receive any additional compensation for being named the interim President and Secretary of the Company besides his current compensation as COO of the Company. In 2015 Tom Siciliano joined Canna Security America (CSA) as their Chief Operation Officer. From 1995 – 2000 Tom worked as an SVP of Sales for Aramark Uniform Services. In 2001, Tom applied his skills at Integrity Associates, LLC as the Chief Operation Officer and SVP of Sales. Tom left Integrity Associates, LLC in 2012 and joined Classic Party Rentals as the Vice President for the Eastern United States until 2015.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Settlement Agreement dated August 5, 2016.

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SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CSA Holdings Inc.

Date: August 11, 2016	By:	/s/ Thomas Siciliano
Thomas Siciliano
Chief Operating Officer

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